WARRANT AGREEMENT

THIS WARRANT AGREEMENT (the “Agreement”) is entered into as of July [    ], 2004 by and between WORLD HEALTH ALTERNATIVES, INC., a Florida corporation (the “Company”) and the Holders (the “Holders”) identified on the Schedule of Holders attached hereto as Exhibit A (the “Schedule of Holders”).

WITNESSETH:

WHEREAS, pursuant to that certain Stock and Warrant Purchase Agreement dated as of July     , 2004 by and among the Company and the Holders (the “Purchase Agreement”), the Company has agreed to sell to the Holders, and the Holders have agreed to purchase from the Company, up to 5,000,000 shares of Common Stock (as defined below) and warrants to purchase up to 1,500,000 shares of the Common Stock (the “Warrants”); and

WHEREAS, it is a condition to the closing of the purchase and sale transactions set forth in the Purchase Agreement that the Company execute and deliver this Agreement and provide for the terms and conditions applicable to the Warrants set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Section 1. Definitions. As used in this Agreement, the following capitalized terms shall have the following meanings. Capitalized terms used and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

“Board of Directors” means the board of directors of the Company.

“Cashless Exercise” has the meaning set forth in Section 3(c).

“Charter” means the Articles of Incorporation of the Company, as amended from time to time.

“Closing Price” has the meaning set forth in Section 9(b).

“Code” means the Internal Revenue Code of 1986, as amended, and the rules and regulations thereunder.

“Common Stock” means (a) the common stock, par value $0.0001 per share, of the Company and (b) any other capital stock into which such common stock is reclassified or reconstituted.

“Company Stock Plan” means the 2003 Stock Grant Plan of the Company.

“Convertible Securities” means instruments of indebtedness or any shares of capital stock or securities of the Company which are directly or indirectly convertible or exchangeable, with or without payment of additional consideration in cash or property, for shares of Common Stock, either immediately or upon the onset of a specified date or the happening of a specified event.

“Election to Purchase” has the meaning set forth in Section 3(a).

“Exercise Amount” has the meaning set forth in Section 3(a).

“Exercise Payment” has the meaning set forth in Section 3(a).

“Exercise Price” has the meaning set forth in Section 2.

“Expiration Date” means the third (3rd) anniversary of the date hereof.

“Fair Market Value” means either (i) the Market Price (as defined below), if any, of a share of Common Stock or (ii) if no Market Price exists, the value (which shall not take into effect any minority discounts) of a share of Common Stock as determined by a nationally recognized investment banking firm or accounting firm designated by a Two-Thirds Interest and reasonably acceptable to the Company; provided that if the parties cannot agree on such a firm, the Company and a Two-Thirds Interest (as defined below) shall each choose a nationally recognized investment banking firm, which shall choose a third nationally recognized firm and that third firm shall determine the Fair Market Value, which determination shall be final and binding on all of the parties hereto. The cost relating to retaining any such firm(s) pursuant to this definition shall be borne by the Company.

“Initial Exercise Price” has the meaning set forth in Section 2.

“Mandatory Exercise Date” has the meaning set forth in Section 9(a).

“Mandatory Exercise Event” has the meaning set forth in Section 9(a).

“Mandatory Exercise Notice” has the meaning set forth in Section 9(a).

“Market Price” of any security means the value determined in accordance with the following provisions:

(i) if such security is listed on a national securities exchange registered under the Exchange Act, a price equal to the average of the closing sales prices for such security on such exchange for each day during the twenty (20) consecutive trading days immediately preceding the date in question; and

(ii) if such security is not so listed, and such security is quoted on the Nasdaq National Market, the Nasdaq Small Cap Market or the OTC Bulletin Board, a price equal to the average of the closing bid and asked prices for such security quoted on such system each day during the twenty (20) consecutive trading days immediately preceding the date in question.

“Options” means all options, warrants and other rights for the purchase or other acquisition of Common Stock or Convertible Securities.

“Principal Office” means the Company’s principal office as set forth in Section 10(g) hereof or such other principal office of the Company in the United States of America as the Company may designate in a notice to the Holders.

“Registration Rights Agreement” means the Registration Rights Agreement dated as of the date hereof between the Company and the Holders.

“Regulatory Requirement” has the meaning set forth in Section 6(b).

“Stock Combination” has the meaning set forth in Section 7.

“Stock Dividend” has the meaning set forth in Section 7.

“Stock Subdivision” has the meaning set forth in Section 7.

“Trading Day” has the meaning set forth in Section 9(b).

“Transaction” has the meaning set forth in Section 7(b).

“Two-Thirds Interest” has the meaning set forth in Section 7.

“Warrant Shares” means (a) the fully paid and nonassessable shares of Common Stock issued upon exercise of the Warrants in accordance with the terms and conditions hereunder and (b) all other shares of the Company’s capital stock issued with respect to such shares by way of stock dividend, stock split or other reclassification or in connection with any merger, consolidation, recapitalization or other reorganization affecting the Company’s capital stock.

Section 2. Issuance of Warrant. In connection with the Purchase Agreement and subject to the terms and conditions of this Agreement, the Company hereby issues and delivers to the Holders Warrants in the form attached hereto as Exhibit B to purchase up to 1,500,000 shares of Common Stock subject to adjustment or readjustment from time to time as provided herein, at a base exercise price per share equal to $3.50 (the “Initial Exercise Price”), subject to adjustment or readjustment from time to time as provided herein (the “Exercise Price”).

Section 3. Exercise of Warrant.

(a) Exercise. At any time on or after the date hereof and before the Expiration Date, a Holder, in accordance with the terms hereof, may exercise its Warrant, in whole or in part (except as to a fractional share), by (i) delivering such Warrant to the Company during normal business hours on any Business Day at the Company’s Principal Office, together with an election to purchase in the form attached hereto as Exhibit C (the “Election to Purchase”), duly executed by such Holder, specifying the number of Warrant Shares (without giving effect to any adjustment thereto) to be issued to such Holder as a result of such exercise (the “Exercise Amount”), (ii) surrendering the Warrant to the Company, properly endorsed by such Holder (or if the Warrant has been destroyed, stolen or has otherwise been misplaced, by delivering to the Company an affidavit of loss duly executed by such Holder), and (iii) subject to Section 3(c), by tendering payment for the Warrant Shares designated by the Exercise Notice in an amount equal to the product of (A) the Exercise Price times (B) the Exercise Amount (the “Exercise

Payment”). If the Expiration Date is not a Business Day, then such Warrant may be exercised on the next succeeding Business Day.

(b) Payment of Exercise Price. Payment of the Exercise Payment shall be made to the Company in cash or other immediately available funds, or as provided in Section 3(c), or by a combination thereof. In the case of payment of all or a portion of the Exercise Payment pursuant to Section 3(c), the direction by a Holder to make a Cashless Exercise (as defined below) shall serve as accompanying payment for that portion of the Exercise Price.

(c) Net Exchange.

(i) If at any time after the date hereof the Company fails to maintain an effective Shelf Registration Statement with respect to the Warrant Shares in accordance with the terms and conditions of the Registration Rights Agreement, a Holder may elect, in lieu of exercising or converting any Warrant pursuant to the terms of Section 3(b), to exchange such Warrant pursuant to this Section 3(c) (a “Cashless Exercise”), in whole or in part (except as to a fractional share), during normal business hours on any Business Day that such registration statement is not effective on or prior to the Expiration Date, by (i) delivering to the Company an Election to Purchase, duly executed by the Holder, specifying the number of Warrant Shares (without giving effect to any adjustment thereto) to be issued to the Holder as a result of such exchange and (ii) surrendering such Warrant to the Company, properly endorsed by the Holder (or if the Warrant has been destroyed, stolen or has otherwise been misplaced, by delivering to the Company an affidavit of loss duly executed by the Holder), and the Holder shall thereupon be entitled to receive the number of Warrant Shares equal to the product of (A) the number of Warrant Shares issuable upon exercise of such Warrant (or, if only a portion of such Warrant is being exercised, issuable upon the exercise of such portion) for cash, determined as provided in Section 3(b), times (B) a fraction, the numerator of which is the Fair Market Value per share of Common Stock at the time of such exercise minus the Exercise Price in effect at the time of such exercise, and the denominator of which is the Fair Market Value per share of Common Stock at the time of such exercise, such number of shares so issuable upon such exchange to be rounded up or down to the nearest whole number of shares of Common Stock.

(ii) The “exchange” of any Warrant pursuant to this Section 3(c) is intended to qualify as a recapitalization within the meaning of Section 368(a)(1)(E) of the Code.

(iii) For all purposes of any Warrant (other than this Section 3(c)), any reference herein to the “exercise” of such Warrant shall be deemed to include a reference to the exchange of such Warrant into Common Stock in accordance with the terms of this Section 3(c).

(d) Issuance of Shares of Common Stock. Upon receipt by the Company of a Holder’s Warrant at the Principal Office for exercise with respect to the Exercise Amount, and accompanied by payment of the Exercise Payment as aforesaid, such Holder shall be deemed to be the holder of record of the Warrant Shares issuable upon such exercise, notwithstanding that certificates representing such Warrant Shares may not then be actually delivered. As soon as practicable after exercise of such Warrant in accordance Section 3(a), but in no event later than five (5) Business Days after such exercise, the Company shall at its expense issue and cause to be delivered to, or upon the written order of, such Holder a certificate or certificates for the Exercise Amount, subject to any reduction as provided in Section 3(c), if applicable.

(e) Fractional Shares. The Company shall not be required to deliver fractions of shares of Common Stock upon exercise of any Warrant. If any fraction of a share of Common Stock would be deliverable upon exercise of a Warrant, the Company may, in lieu of delivering such fraction of a share of Common Stock, make a cash payment to the affected Holder in an amount equal to the proportionate amount of the Fair Market Value per share as of the Business Day immediately preceding the date of exercise of such Warrant.

(f) Partial Exercise. In the event of a partial exercise of any Warrant, the Company shall issue to the affected Holder a Warrant in like form for the unexercised portion thereof following the issuance of a certificate or certificates for Warrant Shares in the amount of the Exercise Amount pursuant to Section 3(d).

(g) No Rights or Liabilities as a Stockholder. Except as expressly set forth herein, nothing contained herein or in any Warrant shall be construed as conferring upon any Holder any rights as a stockholder of the Company or as imposing any obligation on such Holder to purchase any securities or as imposing any liabilities on such Holder as a stockholder of the Company, whether such obligation or liabilities are asserted by the Company or creditors of the Company.

Section 4. Payment of Taxes. The Company shall pay all stamp taxes attributable to the initial issuance of Warrant Shares or other securities issuable upon the exercise of each Warrant, excluding any tax or taxes which may be payable because of the transfer involved in the issuance or delivery of any certificates for shares or other securities in a name other than that of the Holder in respect of which such shares or securities are issued.

Section 5. Replacement Warrant. If any Warrant is mutilated, lost, stolen or destroyed, the Company shall issue and deliver in exchange and substitution for and upon cancellation of the mutilated Warrant, or in lieu of and in substitution for the Warrant lost, stolen or destroyed, a new Warrant of like tenor and representing an equivalent right or interest upon receipt of (i) evidence reasonably satisfactory to the Company of such loss, theft or destruction of such Warrant and (ii) an indemnity reasonably satisfactory to the Company; provided, however, that if the Holder is a financial institution or other institutional investor an indemnity agreement of such Holder shall constitute such reasonably satisfactory indemnity.

Section 6. Covenants of the Company.

(a) Reservation of Authorized Common Stock. The Company shall at all times reserve and keep available out of the aggregate of its authorized but unissued shares of capital stock such number of its duly authorized shares of Common Stock and other securities as shall be sufficient to enable the Company at any time to fulfill all of its obligations under this Agreement and the Warrants.

(b) Affirmative Actions to Permit Exercise and Realization of Benefits. If any shares of Common Stock reserved or to be reserved for the purpose of issuance as Warrant Shares, or any shares or other securities reserved or to be reserved for the purpose of issuance pursuant to Section 7 hereof, require registration with or approval of any governmental authority under any federal or state law, statute, rule, regulation, guideline, order, court or administrative ruling, request or directive, or any rule or regulation of the Nasdaq National Market (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) (collectively, a “Regulatory Requirement”) before such Warrant Shares or other shares or other securities may be validly issued and delivered upon exercise of any Warrant, then the Company covenants and agrees that it will, at its sole cost and expense, promptly secure such registration or approval, as the case may be.

(c) Regulatory Requirements and Restrictions. In the event of any reasonable determination by any Holder that, by reason of any Regulatory Requirement, such Holder is effectively restricted or prohibited from holding its Warrant or the related Warrant Shares (including any shares of capital stock or other securities distributable to such Holder in any merger, reorganization, readjustment or other reclassification), or otherwise realize upon or receive the benefits intended to be conferred on such Holder under its Warrant, then the Company shall take and shall use its reasonable efforts to cause its shareholders to take, such actions as such Holder may deem reasonably necessary to permit such Holder to comply with such Regulatory Requirement. All costs of taking such action, whether by the Company, the affected Holder or otherwise, shall be borne by such Holder. Such action to be taken may include, without limitation, the Company’s authorization of one or more new classes of non-voting or other capital stock for which such Warrant may be exercised, and such modifications and amendments to the Charter, this Agreement, the applicable Warrant or any other documents and instruments related to or executed in connection herewith or with such Warrant as may be deemed reasonably necessary by such Holder. Such Holder shall give written notice to the Company of any such determination and the action or actions it deems necessary to comply with such Regulatory Requirement, which notice and determination shall be conclusive absent manifest error, and the Company shall take all reasonable steps necessary to comply with such determination as expeditiously as possible.

(d) Validly Issued Shares. The Company covenants and agrees that all shares of Common Stock that may be issued and delivered upon exercise of the Warrant shall upon issuance and delivery by the Company be duly authorized and validly issued, fully paid and nonassessable and not subject to any preemptive or other similar rights that have not been waived, free from all taxes, liens and charges with respect to the issuance or delivery thereof and otherwise free of all other security interests, encumbrances and claims of any nature whatsoever.

(e) Securities Law Reporting Requirements. The Company covenants and agrees that it will comply with the reporting requirements of Sections 13 and 15(d) of the Exchange Act and with all other public information reporting requirements of the Commission (including Rule 144 promulgated under the Securities Act) from time to time in effect and relating to the availability of an exemption from the Securities Act for the sale of restricted securities.

(f) No Impairment. The Company will not, by amendment of its Charter or through any reorganization, recapitalization, transfer of assets, consolidation, merger, share exchange, dissolution or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms of this Agreement, including without limitation the adjustments required under Section 7 hereof, and will at all times in good faith assist in the carrying out of all such terms. Without limiting the generality of the foregoing and notwithstanding any other provision of this Agreement to the contrary, the Company (a) will not increase the par value of any shares of Common Stock receivable on the exercise of any Warrant above the amount payable therefor on such exercise and (b) will take all such action as may be necessary or appropriate so that the Company may validly and legally issue fully paid and nonassessable shares of Common Stock on the exercise of any Warrant. The Company covenants and agrees that it shall not, without the prior written consent of each Holder, enter into or agree to become subject to any term, condition, provision or agreement that would restrict in any material way the performance of the Company’s obligations under this Agreement or any Warrant issued hereunder. The Company represents to each Holder that the Company is not subject to or bound by any such term, condition, provision or agreement as of the date hereof.

Section 7. Adjustments and Notices.

(a) Adjustments. The Exercise Price and the number of Warrant Shares issuable upon the exercise of each Warrant, after taking into consideration any prior adjustments pursuant to this Section 7, shall be subject to adjustment and readjustment from time to time as follows.

(i) Stock Subdivisions and Combinations. In case at any time or from time to time the Company shall:

(A) take a record of the holders of its Common Stock for the purpose of entitling them to receive a dividend payable in, or other distribution of, Common Stock (a “Stock Dividend”),

(B) subdivide its outstanding shares of Common Stock into a greater number of shares of Common Stock, including without limitation by means of a stock split or otherwise (a “Stock Subdivision”), or

(C) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock by mean of a reverse stock split or otherwise (a “Stock Combination”),

then (1) in the case of a Stock Dividend or a Stock Subdivision, the number of Warrant Shares issuable upon the exercise of such Warrant immediately prior thereto shall be proportionately increased and the Exercise Price in effect immediately prior thereto shall be proportionately decreased, and (2) in the case of a Stock Combination, the number of Warrant Shares issuable upon the Exercise of such Warrant immediately prior thereto shall be proportionately decreased and the Exercise Price in effect immediately prior thereto shall be proportionately increased. In the event the Company shall declare or pay, without consideration, any dividend on the Common Stock payable in any right to acquire Common Stock for no consideration, then the Company shall be deemed to have made a Stock Dividend in an amount of shares equal to the maximum number of shares issuable upon exercise of such rights to acquire Common Stock, and the Exercise Price and the number of Warrant Shares issuable upon the exercise of such Warrant shall be adjusted in accordance with clause (1) of the preceding sentence.

A reclassification of the Common Stock into shares of Common Stock and shares of any other class of stock shall be deemed a distribution by the Company to the holders of its Common Stock of such shares of such other class of stock and, if the outstanding shares of Common Stock shall be changed into a larger or smaller number of shares of Common Stock as a part of such reclassification, such event shall be deemed a Stock Subdivision or Stock Combination, as the case may be, of the outstanding shares of Common Stock within the meaning of Section 7(a)(i) hereof.

(ii) Issuance of Common Stock. Except as provided in Section 7(a)(viii) or in the case of an event described in Section 7(a)(i):

(A) if at any time prior to the effectiveness of the Shelf Registration Statement (as such term is defined in the Registration Rights Agreement) filed pursuant to the terms and conditions of the Registration Rights Agreement, the Company issues or sells, or is, in accordance with this Section 7, deemed to have issued or sold, any shares of Common Stock for consideration that on a per share basis is less than the Exercise Price in effect immediately prior to such issuance or sale, then, upon such issuance or sale (or deemed issuance or sale), the Exercise Price shall be reduced to the price per share receivable by the Company for such issuance or sale (or deemed issuance or sale), as the case may be; and

(B) if at any time thereafter the Company issues or sells, or is, in accordance with this Section 7, deemed to have issued or sold, any shares of Common Stock for consideration that on a per share basis less than the Exercise Price in effect immediately prior to such issuance or sale, then, upon such issuance or sale (or deemed issuance or sale), the Exercise Price shall be reduced to the price determined by dividing (x) the sum of (A) the Common Stock Deemed Outstanding (as defined below) immediately prior to such issuance or sale (or deemed issuance or sale) multiplied by the Exercise Price then in effect and (B) the aggregate consideration, if any, received by the Company upon such issuance or sale (or deemed issuance or sale) by (y) the Common Stock Deemed Outstanding immediately after such issuance or sale (or deemed issuance or sale).

The date as of which the Exercise Price shall be computed shall be the earlier of the date on which the Company shall enter into a contract or commitment for the issuance of such additional shares of Common Stock or the date of actual issuance of such additional shares of Common Stock. The provisions of this Section 7(a)(ii) shall not apply to any issuance of additional shares of Common Stock for which an adjustment is otherwise provided under Section 7(a)(i) hereof.

For purposes of this Agreement, the term “Common Stock Deemed Outstanding” shall mean the sum of (A) the number of shares of Common Stock outstanding immediately prior to the date hereof (including for this purpose all shares of Common Stock issuable upon exercise or conversion of all outstanding Options or Convertible Securities) plus (B) the number of shares of Common Stock issued or sold (or deemed issued or sold) after the date hereof, the issuance or sale of which resulted in an adjustment to the Exercise Price pursuant to Section 7(a)(ii) plus (C) the number of shares of Common Stock deemed issued or sold pursuant to Section 7(a)(vii)(A); provided, that Common Stock Deemed Outstanding shall not include (i) the Warrants, (ii) the Warrant Shares issued pursuant to such Warrants, or (iii) shares of capital stock owned or held by or for the account of the Company (except that the disposition of any such shares owned or held by or for the account of the Company shall be considered an issuance or sale of Common Stock for the purpose of this Section 7(a)).

(iii) Issuance of Rights or Options. If the Company, at any time after the date hereof, in any manner, grants any Options or Convertible Securities, in each case for consideration per share of Common Stock issuable in respect thereof (determined as provided in this paragraph and in Section 7(a)(vi)) less than the Exercise Price then in effect, whether or not such Options or Convertible Securities are immediately exercisable, convertible, or exchangeable, then the total maximum number of shares of Common Stock issuable upon the exercise of such Options, or upon conversion or exchange of the total maximum amount of such Convertible Securities issuable upon exercise of such Options, shall be deemed to have been issued as of the date of granting of such Options, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the issuance of such Options, plus the minimum aggregate amount of additional consideration payable to the Company upon the exercise of all such Options, plus, in the case of such Options that relate to Convertible Securities, the minimum aggregate amount of additional consideration, if any, payable upon the issuance or sale of such Convertible Securities and upon the conversion or exchange of Convertible Securities, by (B) the total maximum number of shares of Common Stock deemed to have been so issued. Except as otherwise provided in Section 7(a)(v), no adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such Options or upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities.

(iv) Issuance of Convertible Securities. If the Company, at any time after the date hereof, in any manner, issues or sells any Convertible Securities for consideration per share of Common Stock issuable in respect thereof (determined as provided in this paragraph and in Section 7(a)(vi)) less than the Exercise Price then in effect, whether or not the right to exchange or convert any such Convertible Securities is immediately exercisable, then the total maximum number of shares of Common Stock issuable upon conversion or exchange of all such Convertible Securities shall be deemed to have been issued as of the date of the issuance or sale of such Convertible Securities, at a price per share equal to the amount determined by dividing (A) the total amount, if any, received or receivable by the Company as consideration for the issuance or sale of such Convertible Securities, plus the minimum aggregate amount of additional consideration, if any, payable to the Company upon the conversion or exchange thereof, by (B) the total maximum number of shares of Common Stock deemed to have been so issued; provided, however, that (1) except as otherwise provided in Section 7(a)(v), no adjustment of the Exercise Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities and (2) if any such issuance or sale of such Convertible Securities is made upon exercise of any Options to purchase any such Convertible Securities, no further adjustment of the Exercise Price shall be made by reason of such issuance or sale.

(v) Change in Option Price or Conversion Rate; Termination of Options or Convertible Securities. If a change occurs in (A) the maximum number of shares of Common Stock issuable in connection with any Option referred to in Section 7(a)(iii) or any Convertible Securities referred to in Section 7(a)(iii) or (iv), (B) the purchase price provided for in any Option referred to in Section 7(a)(iii), (C) the additional consideration, if any, payable upon the conversion or exchange of any Convertible Securities referred to in Section 7(a)(iii) or (iv), or (D) the rate at which Convertible Securities referred to in Section 7(a)(iii) or (iv) are convertible into or exchangeable for Common Stock (in each case, other than in connection with an event described in Section 7(a)(viii)), then the Exercise Price in effect at the time of such event shall be readjusted to the Exercise Price that would have been in effect at such time had such Options or Convertible Securities that remain outstanding provided for such changed maximum number of shares, purchase price, additional consideration or conversion rate, as the case may be, at the time initially granted, issued or sold, but only if as a result of such adjustment the Exercise Price then in effect is thereby reduced. Upon the termination of any such Option or any such right to convert or exchange such Convertible Securities, the Exercise Price then in effect hereunder shall be increased to the Exercise Price that would have been in effect at the time of such termination had such Option or Convertible Securities, to the extent outstanding immediately prior to such termination (i.e., to the extent that fewer than the number of shares of Common Stock deemed to have been issued in connection with such Option or Convertible Securities were actually issued), never been issued or been issued at such higher price, as the case may be.

(vi) Consideration for Stock. In case any shares of Common Stock are issued or sold, or deemed issued or sold, for cash, the consideration received therefor shall be deemed to be the amount received or to be received by the Company therefor (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section 7(a)(iii) or Section 7(a)(iv), as applicable) determined in the manner set forth below in this Section 7(a)(vi). If any shares of Common Stock are issued or sold, or deemed issued or sold, for a consideration other than cash, then the amount of the consideration other than cash received by the Company shall be deemed to be the fair market value of such consideration received or to be received by the Company (determined with respect to deemed issuances and sales in connection with Options and Convertible Securities in accordance with clause (A) of Section 7(a)(iii) or Section 7(a)(iv), as applicable) as determined in good faith by the Board of Directors and Holders holding Warrants representing at least 66 2/3% of the Warrant Shares issuable upon exercise of all outstanding Warrants (a “Two-Thirds Interest”); provided that if the Company and a Two-Thirds Interest are unable to reach agreement as to the value of such consideration, then the value thereof will be determined by an independent appraisal by a mutually agreed to investment banker, the fees of which shall be borne by the Company. If any Options are issued in connection with the issuance and sale of other securities of the Company, together comprising one integral transaction in which no specific consideration is allocated to such Options by the parties thereto, such Options shall be deemed to have been issued for such consideration as determined in good faith by the Board of Directors and a Two-Thirds Interest; provided that if the Company and a Two-Thirds Interest are unable to reach agreement as to the value of such consideration, then the value thereof will be determined by an independent appraisal by a mutually agreed to investment banker, the fees of which shall be paid by the Company.

(vii) Other Issuances or Sales; Indeterminable Amounts. In calculating any adjustment to the Exercise Price pursuant to this Section 7(a), (A) any shares of Common Stock, Options or Convertible Securities issued or sold (or deemed issued or sold pursuant to Section 7(a)(iii) or Section 7(a)(iv), as the case may be) after the date hereof and prior to the effective date of such adjustment, the issuance or sale (or deemed issuance or sale) of which did not result in any adjustment to the Exercise Price under this Section 7(a), shall be deemed to have been issued or sold as part of the issuance or sale (or deemed issuance or sale) giving rise to such adjustment for the same consideration per share as the Company received in the issuance or sale (or deemed issuance or sale) giving rise to such adjustment and (B) any Options or Convertible Securities that provide, as of the effective date of such adjustment, for the issuance upon exercise or conversion thereof of an indeterminable number of shares of Common Stock shall (together with the shares of Common Stock issuable upon exercise or conversion thereof) be disregarded for purposes of the calculation of Common Stock Deemed Outstanding; provided, that at such time as a number of shares of Common Stock issuable upon exercise or conversion of such Options or Convertible Securities becomes determinable, then the Exercise Price shall be adjusted as provided in Section 7(a)(v).

(viii) Certain Issues of Common Stock Excepted . Notwithstanding anything provided herein to the contrary, no adjustment to the Exercise Price shall be made in the case of an issuance from and after the date hereof of (i) shares of Common Stock issued upon exercise of the Warrants; (ii) shares of Common Stock issued upon exercise of any warrants of the Company outstanding as of the date hereof; (iii) shares of Common Stock or Convertible Securities to directors, officers, employees or consultants of the Company in connection with their service as directors of the Company, their employment by the Company or their retention as consultants by the Company, in each case, as authorized by the Board of Directors and issued pursuant to the Company Stock Plan; or (iv) shares of Common Stock or Convertible Securities issued as consideration in connection with the acquisition or merger of another Person or business or assets of another Person that, in each case, has been authorized by the Board of Directors.

(ix) Miscellaneous. The adjustments required by the preceding paragraphs of this Section 7(a) shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that no adjustment to the number of

Warrant Shares issuable upon the exercise of each Warrant that would otherwise be required shall be made (except in the case of a Stock Dividend, Stock Subdivision or Stock Combination, as provided for in Section 7(a)(i) hereof) unless and until such adjustment either by itself or together with other adjustments not previously made adds or subtracts at least one half of one share to or from the number of Warrant Shares issuable upon the exercise of such Warrant immediately prior to the making of such adjustment, or adds or subtracts at least one cent to or from the Exercise Price immediately prior to the making of such adjustment. Any adjustment to the number of Warrant Shares issuable upon the exercise of such Warrant or to the Exercise Price representing a change of less than such minimum amount (except as aforesaid) shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 7(a) and not previously made, would result in a minimum adjustment. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

(b) Reorganization, Merger, etc. In case at any time the Company shall initiate any transaction or be a party to any transaction (including, without limitation, a merger, consolidation, share exchange, sale, lease or other disposition of all or substantially all of the Company’s assets, liquidation, recapitalization or reclassification of the Common Stock) in connection with which the Common Stock shall be changed into or exchanged for different securities of the Company or capital stock or other securities of another corporation or interests in a non-corporate entity or other property (including cash) or any combination of the foregoing (each such transaction being herein called a “Transaction”), then, as a condition of the consummation of such Transaction, lawful, enforceable and adequate provisions shall be made so that such Holder shall be entitled to elect by written notice to the Company to receive (i) a new warrant in form and substance similar to, and in exchange for, its Warrant(s) to purchase all or a portion of such securities or other property, or (ii) upon exercise of its Warrant(s) at any time on or after the consummation of the Transaction, in lieu of the shares of Common Stock issuable upon such exercise prior to such consummation, the securities or other property (including cash) to which such Holder would have been entitled upon consummation of the Transaction if such Holder had exercised its Warrant(s) immediately prior thereto (subject to adjustments from and after the consummation date as nearly equivalent as possible to the adjustments provided for in this Section 7). The Company will not effect any Transaction unless prior to the consummation thereof each corporation or other entity (other than the Company) which may be required to deliver any new warrant, securities or other property as provided herein shall assume, by written instrument delivered to such Holder, the obligation to deliver to such Holder such new warrant, securities or other property as in accordance with the foregoing provisions such Holder may be entitled to receive, and such corporation or entity shall have similarly delivered to such Holder prior to the effectiveness of the Transaction an opinion of counsel for such corporation or entity, reasonably satisfactory in form and substance to such Holder, which opinion shall state that all of the terms of the new warrant or the original Warrant shall be enforceable against the Company and such corporation or entity in accordance with the terms hereof and thereof, together with such other matters as such Holder may reasonably request. The foregoing provisions of this Section 7(b) shall similarly apply to successive Transactions.

(c) Other Action Affecting Common Stock. In case at any time or from time to time the Company shall take any action of the type contemplated in Section 7(a) or (b) hereof but not expressly provided for by such provisions (including, without limitation, the granting of stock appreciation rights, phantom stock rights or other rights with equity features), then, unless in the reasonable opinion of the Board of Directors such action will not have a material adverse effect upon the rights of the Holders (taking into consideration, if necessary, any prior actions which the Board of Directors deemed not to materially adversely affect the rights of the Holders), the Exercise Price and the number of Warrant Shares issuable upon the exercise of the Warrants shall be adjusted in such manner and at such time as the Board of Directors may in good faith determine to be equitable in the circumstances.

(d) Notices.

(i) Notice of Proposed Actions. In case the Company shall propose (A) to pay any dividend payable in stock of any class to the holders of its Common Stock or to make any other distribution to the holders of its Common Stock, (B) to offer to the holders of its Common Stock rights to subscribe for or to purchase any Convertible Securities or additional shares of Common Stock or shares of stock of any class or any other securities or Options, (C) to effect any reclassification of its Common Stock, (D) to effect any recapitalization, stock subdivision, stock combination or other capital reorganization, (E) to effect any consolidation or merger, share exchange, or sale, lease or other disposition of all or substantially all of its property, assets or business or (F) to effect the liquidation, dissolution or winding up of the Company, then, in each such case, the Company shall give to each Holder written notice of such proposed action, which written notice shall specify the record date for the purposes of such stock dividend, distribution or rights, or the date on which such reclassification, reorganization, consolidation, merger, share exchange, sale, transfer, disposition, liquidation, dissolution or winding up is to take place and the date of participation therein by the holders of Common Stock, if any such date is to be fixed, or the date on which the transfer of Common Stock is to occur, and shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action on the Common Stock and on the number of Warrant Shares issuable upon the exercise of each Warrant after giving effect to any adjustment which will be required as a result of such action. Such notice shall be so given in the case of any action covered by clause (A) above at least thirty (30) days prior to the record date for determining holders of the Common Stock for purposes of such action and, in the case of any other such action, at least thirty (30) days prior to the earlier of the date of the taking of such proposed action and the date of participation therein by the holders of Common Stock.

(ii) Adjustment Notice. In each case of any adjustment or readjustment in the Exercise Price and the Warrant Shares issuable upon exercise of the Warrants, the Company shall promptly thereafter compute such adjustment or readjustment in accordance with the terms of this Warrant Agreement and provide a written report thereof certified by the chief financial officer of the Company to each Holder stating the number of Warrant Shares and the Warrant Price, after giving effect to such adjustment or readjustment, and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based. Within 10 Business Days of the receipt of such report, the Holders may object to any of the calculations or other items set forth in such certified report by delivering a written notice to the Company, and if the Company and the Holders are unable to reach agreement after negotiating in good faith for 15 Business Days after the delivery of such notice, any items then in dispute shall be determined by an independent appraisal of an investment banker mutually acceptable to the Company and the Holders. The cost and expense of any such appraisal shall be borne by the Company. The Company shall keep at its Principal Office copies of all such certified reports and shall cause the same to be available for inspection at said office during normal business hours by any Holder or any prospective purchaser of a Warrant (in whole or in part) if so designated by a Holder.

(e) No Change in Warrant Terms on Adjustment. Irrespective of any adjustment in the Exercise Price or the number of Warrant Shares, each Warrant may continue to express the same Exercise Price and number of Warrant Shares as are stated therein and such Exercise Price and number of Warrant Shares issuable upon the conversion thereof shall be deemed to have been automatically so adjusted.

Section 8. Transfers of Warrant.

(a) Transfer and Exchanges. The Company shall initially record each Warrant on a register to be maintained by the Company with its other stock books and, subject to Section 8(b) hereof, from time to time thereafter shall transfer each Warrant on such register when such Warrant is (i) surrendered by the Holder to the Company for transfer in accordance with the terms hereof, (ii) properly endorsed by the Holder and accompanied by appropriate instructions and (iii) accompanied by payment in cash or by check, bank draft or money order payable to the order of the Company, in United States currency, of an amount equal to any stamp or other tax or governmental charge or fee required to be paid in connection with the transfer thereof. Upon any such transfer, a new Warrant or Warrants shall be issued to the transferee or transferees and, in the event that such Warrant is only partially transferred, to the Holder, and the surrendered Warrant shall be canceled. Each such transferee shall succeed to all of the rights of the transferring Holder under this Agreement or in the event that such Warrant is only partially transferred, the transferring Holder and such transferee shall, simultaneously, hold rights hereunder in proportion to the portions of the Warrant transferred and retained, respectively.

(b) Transfers Subject to Securities Laws. Subject to the restrictions set forth in this Section 8, each Holder may at any time and from time to time freely transfer its Warrant and Warrant Shares in whole or in part. No Warrant has been, and the Warrant Shares at the time of their issuance may not be, registered under the Securities Act, and, except as provided in the Registration Rights Agreement, nothing herein contained shall be deemed to require the Company to so register any Warrant or Warrant Shares. The Warrants and the Warrant Shares are issued subject to the terms and conditions contained herein and in the Purchase Agreement, and every Holder (and any transferee or transferees of such Holder) by accepting any Warrant agrees to be bound by such provisions and conditions and represents to the Company that such Warrant has been acquired, and the Warrant Shares will be acquired, for the account of such Holder for investment and not with a view to or for sale in connection with any distribution thereof. Each certificate representing Warrant Shares issued to a Holder upon exercise of a Warrant and each certificate representing Warrant Shares issued to any subsequent transferee of any such certificate, shall be stamped or otherwise imprinted with a legend in substantially the form as follows:

THIS WARRANT TO PURCHASE COMMON STOCK AND THE SHARES OF COMMON STOCK THAT MAY BE PURCHASED HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE SECURITIES ACT OR PURSUANT TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT RELATING TO THE DISPOSITION OF SECURITIES AND (2) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

Section 9. Mandatory Exercise of Warrants.

(a) Mandatory Exercise. If at any time after the date hereof but prior to the Expiration Date (i) the average Closing Price of the Common Stock equals or exceeds 150% of the Initial Exercise Price for a period of twenty (20) consecutive Trading Days and (ii) a Shelf Registration Statement (as defined in the Registration Rights Agreement) providing for the resale of all of the Shares and the Warrant Shares is continuously effective for such twenty consecutive Trading Days (a “Mandatory Exercise Event”), the Company may require the Holders of the Warrants to exercise all, but not less than all, of the Warrants for Warrant Shares at the Exercise Price then in effect by delivering a notice (a “Mandatory Exercise Notice”) to each of the Holders of the Warrants within ten (10) calendar days after the occurrence of a Mandatory Exercise Event. The Mandatory Exercise Notice shall specify a date (which must be at least fifteen (15) but not more than thirty (30) calendar days after the date of such notice) by which such exercise must take place (the “Mandatory Exercise Date”). On or before the Mandatory Exercise Date, each Holder shall exercise all, but not less than all, of its Warrants pursuant to the procedures for exercise set forth in Section 3 of this Agreement.

(b) Definitions. For the purposes of this Section 9, the following terms have the following meanings:

(i) “Closing Price” shall mean the closing bid price for shares of Common Stock as quoted on the OTC Bulletin Board or the principal automated quotation system of a national securities association on which shares of Common Stock are quoted, unless the Common Stock is listed on a national securities exchange, in which case such term shall mean the closing price of the Common Stock on the principal national securities exchange on which the Common Stock is listed.

(ii) “Trading Day” shall mean a day on which (i) (A) there is trading on the principal national securities exchange on which the Common Stock is listed or (B) trading is reported on the OTC Bulletin Board or the principal automated quotation system on which sales of share of the Common Stock are reported and (ii) the volume of shares of Common Stock sold equals or exceeds 150,000. For purposes of this Section 9,

Trading Days shall not be deemed to be “consecutive” if there shall occur any day that meets the criteria set forth in clause (i) of the preceding sentence but does not meet the criteria set forth in clause (ii) thereof between one Trading Day and the next Trading Day.

Section 10. Miscellaneous.

(a) Injunctive Relief. On the occurrence of any breach of this Agreement or any Warrant, each Holder may, at its option, and in addition to all other remedies it may have otherwise or under applicable law, (i) at the Company’s expense, elect to have the Warrant Shares issuable upon the exercise of such Warrant fully and completely recomputed, subject to adjustment as provided herein, in order to remove and remedy any prejudice which has been or might have been caused to it by such breach, including, without limitation, rescinding and annulling any or all exercises of any Warrant, and waivers or agreements made subsequent to such breach and (ii) bring any action for injunctive relief or specific performance of any term or covenant contained herein or in any Warrant, and the Company hereby acknowledging that an action for money damages may not be adequate to protect the interests of the Holders hereunder.

(b) Survival of Provisions. Notwithstanding the full exercise by any Holder of its Warrant(s), the provisions of this Agreement and each Warrant shall survive such exercise.

(c) Delays, Omissions and Indulgences. No delay or omission to exercise any right, power or remedy accruing to any Holder upon any breach or default of the Company hereunder or under any Warrant shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring.

(d) Amendment and Waiver. Any amendment, supplement or modification of or to any provision of this Agreement, any waiver of any provision of this Agreement, and any consent to any departure by the Company from the terms of any provision of this Agreement, shall be effective (a) only if it is made or given in writing and signed by the Company and a Two-Thirds Interest, and (b) only in the specific instance and for the specific purpose for which made or given.

(e) Rights of Transferees. The rights granted to the Holders hereunder and under each Warrant shall pass to and inure to the benefit of all subsequent transferees of all or any portion of a Warrant (provided that each Holder and any transferee shall hold such rights in proportion to the amount of such Warrant held by each party) until extinguished pursuant to the terms hereof.

(f) Section Headings. The titles and captions of the sections, subsections and other provisions hereof are for convenience of reference only and are not to be considered in construing this Agreement.

(g) Notices. All notices and other communications provided for hereunder shall be in writing and personally delivered, delivered by nationally-recognized overnight courier, mailed, or sent by facsimile to:

(i) if to the Company,

World Health Alternatives, Inc.

300 Penn Center Boulevard, Suite 201

Pittsburgh, Pennsylvania 15235

Attention: Richard E. McDonald

Fax: 412-829-8905

(ii) if to any Holder, to the address shown for such Holder on the Schedule or Purchasers attached as Exhibit A to the Purchase Agreement, marked for attention as there indicated,

or to such other address as the party to whom notice is to be given may have furnished to the other in writing in accordance with the provisions of this Section 10(g). Any such notice or communication will be deemed to have been received: (A) in the case of facsimile or personal delivery, on the date of such delivery; (B) in the case of nationally-recognized overnight courier, on the next business day after the date sent; and (C) if by registered or certified mail, on the third business day following the date postmarked.

(h) Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that the Company shall have no right to assign its rights, or to delegate its obligations, hereunder without the prior written consent of each Holder, except pursuant to a Transaction in which the surviving entity agrees in writing to assume all of the covenants, liabilities and obligations of the Company hereunder.

(i) Third Party Beneficiaries. Except as expressly provided herein, no provision of this Agreement is intended to confer any rights, benefits or remedies upon any Person other than the parties hereto and their respective successors and assigns.

(j) Severability. If any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions hereof shall not be in any way impaired.

(k) Governing Law. This Agreement shall be governed by the laws of the State of Pennsylvania applicable to contracts made and to be performed entirely within such State. The parties hereto irrevocably submit to the non-exclusive jurisdiction of any state or federal court sitting in the State of Pennsylvania over any suit, action or proceeding arising out of or relating to this Agreement or the affairs of the Company. To the fullest extent they may effectively do so under applicable law, the parties hereto irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim that they are not subject to the jurisdiction of any such court, any objection that they may now or hereafter have to the laying of the venue of any such suit, action or proceeding brought in any such court and any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

(l) WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(m) Counterparts. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original, and such counterparts shall together constitute but one and the same document.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as of the date first above written.

WORLD HEALTH ALTERNATIVES, INC.

By:
Name: Title:

HOLDER SIGNATURE PAGE TO WARRANT AGREEMENT

The undersigned Holder hereby executes this counterpart signature page to the Warrant Agreement, dated as of July     , 2004 by and among World Health Alternatives, Inc. and certain Holders, including the undersigned.

Name of Holder (Please print)

By:
(Signature)

By:
(Second signature, if necessary)

Print Name:

Title:

Address:

Phone:

Fax:

EXHIBIT A

FORM OF WARRANT

THIS COMMON STOCK PURCHASE WARRANT AND THE SHARES OF COMMON STOCK THAT MAY BE PURCHASED HEREUNDER HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAWS AND MAY NOT BE OFFERED, SOLD, TRANSFERRED, HYPOTHECATED OR OTHERWISE ASSIGNED EXCEPT (1) PURSUANT TO A REGISTRATION STATEMENT WITH RESPECT TO SUCH SECURITIES WHICH IS EFFECTIVE UNDER THE SECURITIES ACT OR TO AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT RELATING TO THE DISPOSITION OF SECURITIES AND (2) IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS.

WORLD HEALTH ALTERNATIVES, INC.

COMMON STOCK PURCHASE WARRANT

Number

THIS IS TO CERTIFY that [                    ] and its transferees, successors and assigns (the “Holder”), for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, is entitled to purchase from WORLD HEALTH ALTERNATIVES, INC., a Florida corporation (the “Company”), at a price per share equal to the Exercise Price, [                    ] fully paid and nonassessable shares of the common stock, par value $0.01 per share, of the Company (the “Common Stock”), subject to the terms and conditions of the Warrant Agreement, as amended, supplemented or modified from time to time (the “Warrant Agreement”), dated as of the date hereof, between the Company and the other parties thereto. The Exercise Price and the number of shares of Common Stock subject to this Warrant are subject to adjustment and readjustment from time to time as set forth in Section 7 of the Warrant Agreement. Capitalized terms used herein shall have the meanings ascribed to such terms in the Warrant Agreement.

Payment of the Exercise Price may be made as set forth in Section 3 of the Warrant Agreement.

If this Warrant is not exercised on or before 5:00 p.m. New York time on the Expiration Date, this Warrant shall become void and all rights hereunder shall cease as of such time, except as provided in the Warrant Agreement.

This Warrant is one of the Warrants issued pursuant to the Warrant Agreement and is subject to, and entitled to the benefits of, all of the terms, provisions and conditions of the Warrant Agreement, which Warrant Agreement is hereby incorporated by reference herein and made a part hereof. This Warrant may not be amended except as set forth in the Warrant Agreement. The Warrant Agreement sets forth a full description of the rights, limitations of rights, obligations, duties and immunities of the Company and the Holder with respect to this Warrant. Copies of the Warrant Agreement are on file at the Principal Office of the Company.

IN WITNESS WHEREOF, the Company has caused this Warrant to be signed in its name by its president and attested by its secretary, as of the [        ] day of July, 2004.

WORLD HEALTH ALTERNATIVES, INC.

By:
Name:
Title:

ATTEST:

By:
Name:
Title:	Secretary

[CORPORATE SEAL]

EXHIBIT B

FORM OF NOTICE OF EXERCISE

To:	World Health Alternatives, Inc.

1. The undersigned, pursuant to the provisions of the attached Warrant, hereby elects to exercise such Warrant with respect to                  shares of Common Stock (the “Exercise Amount”). Capitalized terms used but not otherwise defined herein have the meanings ascribed thereto in the attached Warrant.

2. The undersigned herewith tenders payment for such shares in the following manner (please check type, or types, of payment and indicate the portion of the Exercise Price to be paid by each type of payment):

                 Exercise for Cash

                 Cashless Exercise

3. Please issue a certificate or certificates representing the shares issuable in respect hereof under the terms of the attached Warrant, as follows:

(Name of Record Holder/Transferee)

and deliver such certificate or certificates to the following address:

(Address of Record Holder/Transferee)

4. The undersigned represents that the aforesaid shares are being acquired for the account of the undersigned for investment and not with a view to, or for resale in connection with, the distribution thereof and that the undersigned has no present intention of distributing or reselling such shares.

5. If the Exercise Amount is less than all of the shares of Common Stock purchasable hereunder, please issue a new warrant representing the remaining balance of such shares, as follows:

(Name of Record Holder/Transferee)

and deliver such warrant to the following address:

(Address of Record Holder/Transferee)

In witness whereof, the undersigned Holder has caused this Notice of Exercise to be executed as of this              day of             ,             .

(Name of Holder)

By: